Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-238692 on Form S-8 of our report dated August 26, 2021, relating to the financial statements of SelectQuote, Inc., and our report dated August 26, 2021 (February 14, 2022 as to the material weakness described in Management’s Report on Internal Control over Financial Reporting (as revised)) on the effectiveness of SelectQuote, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K/A for the year ended June 30, 2021.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
August 26, 2021